Exhibit 99.1

Set forth below is the relevant text relating to the Option Reassignment Program  of a press release issued on May 7, 2009.

INFORMATION ACCORDING TO ARTICLE 84 BIS OF CONSOB RESOLUTION 11971/99

INCENTIVE PLANS TO THE COMPANY’S EMPLOYEES AND THE EMPLOYEES OF ITS SUBSIDIARIES

. . .

Stock Option reassignment

Pursuant to art. 84-bis of Consob Regulation 11971/1999 the Company also announces that on May 7, 2009 its Board of Directors authorized the reassignment of new options to employees who are currently beneficiaries of the stock option grants approved in 2006 and 2007 and hold options with an exercise price, considering present market conditions and the financial crisis, that is significantly higher than the present market price, undermining the performance incentives that typically form the foundation of these plans.

The Board of Directors therefore approved the grant of new options to the beneficiaries of the abovementioned stock option grants, which will be exercisable - conditional upon the withdrawal of the options granted in 2006 and/or 2007 - at an exercise price that will be determined pursuant to the provisions of the 2001 and 2006 Stock Option Plans and, therefore, consistent with the market values of Luxottica shares on the date of grant of the new options.

In particular, the Board of Directors has resolved to:

(1) grant options to purchase up to 2,130,000 ordinary shares of Luxottica Group to the employee beneficiaries of the 2006 and 2007 stock option grants not domiciled in the United States. Each beneficiary is being reassigned options granting the right to purchase the same number of shares that are subject to the options he or she currently owns pursuant to the abovementioned plans. The new options, granted under the Stock Option Plan approved by the company’s AGM on June 14, 2006, will vest after three years and can be exercised until nine years following the date of grant, subject to the withdrawal within the time period established by the Board by each beneficiary of all the options he or she currently holds that were granted under the abovementioned grants.

(2) grant options to purchase up to 840,000 ordinary shares of Luxottica Group to the employee beneficiaries of the 2006 and 2007 stock options grants domiciled in the United States. Contingent on his or her agreement to withdraw the options previously granted under the abovementioned grants within the time period established by the Board, each such beneficiary will be reassigned options granting the right to purchase the same number of shares that are subject to the options he or she currently owns pursuant to the abovementioned plans. The new options, granted under the Stock Option Plan approved by the company’s AGM on September 20, 2001, will vest after three years and be exercisable until March 31, 2017.

(3) grant options to purchase up to 5,700,000 ordinary shares of Luxottica Group to the employee beneficiaries of the 2006 3-year extraordinary stock option grant. Each beneficiary will be reassigned options granting the right to purchase shares equal to the number of shares that are subject to the options currently held reduced by 50%.  The new options, granted under the Stock Option Plan approved by the company’s AGM on June 14, 2006, will vest after three years and will be exercisable until nine years following the date of grant, upon the condition that the company must have EPS (Earnings Per Share) equal to at least US$1.50 (with reference to the US GAAP consolidated financial accounts) for a period of four consecutive calendar quarters, which need not immediately precede the date of the option exercise, subject to the withdrawal within the time period established by the Board by each beneficiary of all the options he or she currently holds that were granted under the abovementioned 2006 extraordinary grant.

Further information required by Table no. 1 of Schedule 7 of Annex 3A of Consob Regulation will be disclosed following the receipt of acceptances from each beneficiary involved.

Milan, May 7, 2009

The reassignment of the new options to eligible beneficiaries domiciled in the United States has not yet commenced and will be effected in a manner consistent with applicable US law and regulation.  At the time the reassignment program begins, Luxottica will provide eligible beneficiaries domiciled in the United States with written materials explaining the precise terms and timing of the option reassignment.  Such U.S. holders of options to buy Luxottica’s ordinary shares should read these materials carefully when they become available because they will contain important information about the option reassignment.

Upon commencement of the program with respect to eligible beneficiaries domiciled in the United States, Luxottica will file written materials with the U.S. Securities and Exchange Commission (SEC) as part of a tender offer statement.  Luxottica’s stockholders and optionholders will be able to obtain these written materials and other documents filed by Luxottica with the SEC free of charge from the SEC’s website at www.sec.gov.